As filed with the Securities and Exchange Commission on June 28, 2018
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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LIBERTY OILFIELD SERVICES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		81-4891595 (I.R.S. Employer Identification No.)
950 17th Street, Suite 2400 Denver, Colorado 80202 (Address of principal executive offices, including zip code)
_________________

LIBERTY OILFIELD SERVICES 401(K) SAVINGS PLAN
(Full title of the plan)
R. Sean Elliott
Vice President and General Counsel
950 17th Street, Suite 2400
Denver, Colorado 80202
Telephone: (303) 515-2800
(Name, address and telephone number of agent for service)

Copies to:
David P. Oelman E. Ramey Layne Vinson & Elkins LLP 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended.
☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Class A common stock, $0.01 par value per share	600,000	$18.125	$10,875,000	$1,353.94
Interests in the Liberty Oilfield Services 401(k) Savings Plan	(4)	—	—	(5)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of Liberty Oilfield Services Inc. (the “Registrant”) registered hereby pursuant to the Liberty Oilfield Services 401(k) Savings Plan (as amended from time to time, the “Plan”), is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction.

(2)
The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on June 22, 2018.

(3)
The registrant previously paid $60.23 in unused registration fees in connection with the filing of a registration statement on Form S-1 (File No. 333-216050) on April 24, 2017. Pursuant to Rule 457(p) under the Securities Act, such previously paid registration fee is being used to offset the total registration fee due hereunder.

(4)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(5)	Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required to register the interests in the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:

a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017;

b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

c)	The Registrant’s Current Reports on Form 8-K filed on January 18, 2018 and January 22, 2018; and

d)
The description of the Common Stock included in the Registrant’s Form 8-A (File No. 001-38081), filed with the Commission on May 1, 2017, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation provides that a director will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant, in addition to the limitation on personal liability provided for in the Registrant’s certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Registrant’s amended and restated bylaws provide that the Registrant will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
The Registrant’s amended and restated certificate of incorporation will also contain indemnification rights for the Registrant’s directors and officers. Specifically, the Registrant’s amended and restated certificate of incorporation will provide that the Registrant shall indemnify its officers and directors to the fullest extent authorized by the DGCL. Furthermore, the Registrant may maintain insurance on behalf of its officers and directors against expense, liability or loss asserted or incurred by them in their capacities as officers and directors.
The Registrant has obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities.
The Registrant has entered into written indemnification agreements with its directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to the Registrant, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Registrant to indemnify the officer or director.
Item 7.    Exemption from Registration Claimed.

Not applicable.
Item 8.    Exhibits.
The exhibits to the Registration Statement are listed in the Exhibit Index to the Registration Statement, which precedes such exhibits and is incorporated herein by reference.
Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the Commission on January 18, 2018).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K/A filed with the Commission on January 22, 2018).

4.3	Liberty Oilfield Services 401(k) Savings Plan *

5.1	Opinion of Vinson & Elkins L.L.P. *

23.1	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2	Consent of Deloitte & Touche LLP *

23.3	Consent of Deloitte & Touche LLP *

23.4	Consent of EKS&H LLLP *

24.1	Power of Attorney (included on the signature page of the Registration Statement) *

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on June 28, 2018.
LIBERTY OILFIELD SERVICES INC.

/s/ Christopher A. Wright
Name:	Christopher A. Wright
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Christopher A. Wright, Michael Stock and R. Sean Elliott, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2018.

Signature	Title

/s/ Christopher A. Wright	Chief Executive Officer and Chairman
Christopher A. Wright	(Principal Executive Officer)

/s/ Michael Stock	Chief Financial Officer
Michael Stock	(Principal Financial Officer)

/s/ Ryan T. Gosney	Chief Accounting Officer
Ryan T. Gosney	(Principal Accounting Officer)

/s/ Cary D. Steinbeck	Director
Cary D. Steinbeck

/s/ N. John Lancaster, Jr.	Director
N. John Lancaster, Jr.

/s/ Brett Staffieri	Director
Brett Staffieri

/s/ William F. Kimble	Director
William F. Kimble

/s/ Peter A. Dea	Director
Peter A. Dea

/s/ Ken Babcock	Director
Ken Babcock

/s/ Jesal Shah	Director
Jesal Shah